FOR IMMEDIATE RELEASE         May 19, 2003
                              Contact:  Rosemarie Faccone
                              (732) 577-9996



         MONMOUTH REAL ESTATE INVESTMENT CORPORATION
          CLOSES ON A NEW INCREASED LINE OF CREDIT


Freehold, NJ, May 19, 2003 On May 19, 2003, Monmouth Real Estate Investment Corporation (NASDAQ/NMS:MNRTA) announced that it has received a line of credit from United Trust Bank, headquartered in Bridgewater, New Jersey. The amount of the facility is $10,000,000 during the first year and $15,000,000 thereafter. The line replaces a usable line of $6,256,000, which was to expire in November, 2003.

By  securing  this  line  of credit,  Monmouth  Real  Estate
Investment Corporation can continue to add to its extensive portfolio of investments through the purchase of industrial properties net leased to high quality tenants.

Monmouth Real Estate Investment Corporation, which was organized in 1968, is a publicly-owned real estate investment trust specializing in net-leased industrial properties. The Company's equity portfolio consists of thirty-two industrial properties and one shopping center located in New Jersey, New York, Connecticut, Maryland, Michigan, Mississippi, Missouri, Massachusetts, Iowa, Illinois, Nebraska, North Carolina, Kansas, Pennsylvania,
Florida, Virginia, Ohio, Wisconsin and Arizona. In addition, the Company owns a portfolio of REIT securities.